Exhibit 99.1

InfoSpace Appoints Andrew M. Snyder to Board of Directors

BELLEVUE, Wash., Aug. 23, 2011 — InfoSpace, Inc. (NASDAQ:INSP), a leading provider of metasearch solutions, today announced that it has appointed Andrew (Andy) M. Snyder, CEO of Cambridge Information Group (CIG), to its Board of Directors. In addition, Mr. Snyder will head a newly-created mergers and acquisitions committee of the Board. CIG, a family-owned management and investment firm, is currently a large shareholder and is increasing its investment to approximately 4.8 percent of the outstanding shares of InfoSpace.

“We are thrilled to add Andy to our Board, concluding a process we began in April to add a qualified shareholder to our board of directors,” said John Cunningham, Chairman of the Board of InfoSpace. “As a seasoned executive with considerable M&A experience, Andy’s insights will be invaluable as we continue to look for acquisition opportunities that will help reposition the Company and unlock value for our shareholders. We look forward to working with Andy and welcome his significant investment in our future.”

Mr. Snyder said, “CIG increased its investment in InfoSpace because of its strong portfolio of assets and great potential. Given the Company’s large cash position and significant tax asset, we are aligned with the Board and management in the ability to create meaningful shareholder value through an effective acquisition strategy. I look forward to working with the entire Board and management team to help shape the Company’s future.”

CIG invests in and builds companies for long-term success. Mr. Snyder joined the company in 2003 and is responsible for oversight of its operating companies and investments. Under Mr. Snyder’s leadership, CIG has grown significantly and completed more than thirty acquisitions over the past eight years including the $200+ million acquisition of ProQuest Information and Learning. Prior to joining CIG, Mr. Snyder spent seven years at the Goldman Sachs Group, where he most recently focused on traditional media, technology and services investing for the firm’s private equity fund.

Mr. Snyder graduated cum laude from the Wharton School at the University of Pennsylvania, and earned a J.D. from Georgetown University Law Center, where he graduated magna cum laude. He serves on the Board of The Association of American Publishers and is a member of the Bar of the State of New York.

As part of its investment, CIG bought 764,192 shares of InfoSpace common stock and was issued warrants to purchase 1 million shares of InfoSpace common stock. For complete details of CIG’s investment, please refer to the Company’s Current Report on Form 8-K filed today with the Securities and Exchange Commission.

About InfoSpace, Inc.

InfoSpace, Inc., a leading developer of metasearch products, is focused on bringing the best of the Web to Internet users. InfoSpace’s proprietary metasearch technology combines the top results from several of the largest online search engines, providing fast and comprehensive search results. InfoSpace sites include Dogpile® (www.dogpile.com), InfoSpace.com® (www.infospace.com), MetaCrawler®

(www.metacrawler.com), WebCrawler® (www.webcrawler.com), and WebFetch® (www.webfetch.com). InfoSpace’s metasearch technology is also available on nearly 100 partner sites, including content, community, and connectivity sites. In addition, the Company operates an innovative online search engine optimization tool, WebPosition® (www.webposition.com). Additional information may be found at www.infospaceinc.com.

InfoSpace.com, InfoSpace, Dogpile, MetaCrawler, WebCrawler, WebFetch, and other marks are trademarks of InfoSpace, Inc.

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Investor Contact:

Stacy Ybarra, InfoSpace

(425) 709-8127

stacy.ybarra@infospace.com

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ significantly from management’s expectations due to various risks and uncertainties including, but not limited to: general economic, industry, and market sector conditions; the timing and extent of market acceptance of developed products and services and related costs; future acquisitions; and the successful execution of the Company’s strategic initiatives, operating plans, and marketing strategies. A more detailed description of these and certain other factors that could affect actual results is included in InfoSpace, Inc.’s most recent Annual Report on Form 10-K and subsequent reports filed with or furnished to the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. InfoSpace, Inc. undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances after the date of this release or to reflect the occurrence of unanticipated events.